                                                                     EXHIBIT 11


                               SAFETY 1ST, INC.
                     BASIC EARNINGS PER SHARE AND DILUTED
                               EARNINGS PER SHARE
                       (In thousands except share data)


                                                        Three Months Ended
                                                     October 3,   September 27,
                                                       1998           1997
                                                     -------------------------

BASIC EARNINGS PER SHARE

   Net income available to common shareholders       $      996    $    2,379

   Primary net income (loss) per share               $     0.14    $     0.33

SHARES USED IN COMPUTATION
                                                     ------------------------
   Weighted average common shares outstanding         7,231,000     7,187,000
                                                     ------------------------
DILUTED EARNINGS PER SHARE

   Net income available to common shareholders       $      996    $    2,379

   Diluted earnings per share                        $     0.12    $     0.29

SHARES USED IN COMPUTATION

   Weighted average common share outstanding
   Common stock equivalents - stock options           7,231,000     7,187,000
     and warrants                                     1,279,000       901,000
                                                     ------------------------

   Total                                              8,510,000     8,088,000
                                                     ========================



                                                                     EXHIBIT 11

                                       SAFETY 1ST, INC.
                             BASIC EARNINGS PER SHARE AND DILUTED
                                      EARNINGS PER SHARE
                               (In thousands except share data)


                                                                    Nine Months Ended
                                                                October 3,  September 27,
                                                                   1998         1997
                                                              ---------------------------
BASIC EARNINGS PER SHARE

    Net income available to common shareholders               $    2,259    $    3,790

    Basic earnings per share                                       $0.31         $0.53

SHARES USED IN COMPUTATION
                                                              ---------------------------
    Weighted average common shares outstanding                 7,214,000     7,187,000
                                                              ---------------------------

DILUTED EARNINGS PER SHARE

    Net income available to common shareholders               $    2,259    $    3,790

    Diluted earnings per share                                $     0.26    $     0.50

SHARES USED IN COMPUTATION

    Weighted average common shares outstanding                 7,214,000     7,187,000
    Common stock equivalents - stock options and warrants      1,435,000       427,000
                                                              ---------------------------

    Total                                                      8,649,000     7,614,000
                                                              ===========================